Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2005 relating to the financial statements and financial statement schedule of Regent Communications, Inc., which appears in Regent Communications, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.
/s/ PricewaterhouseCoopers LLP
Cincinnati, Ohio
May 10, 2006